Exhibit 10.42

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

October 28, 2014

Christopher P. Lowe

Interim Chief Financial Officer

Dear Chris:

This letter serves to confirm that effective November 3, 2014, your employment with Hansen Medical, Inc. (the “Company”) shall be converted to part-time basis and you shall retain your position as Interim Chief Financial Officer of the Company employed on an “at will” basis. Your base salary shall be pro-rated in an amount proportionate to your part-time status. Please sign below to acknowledge and agree to this arrangement and confirm that this arrangement will not constitute “Good Reason,” nor will it be considered to be a “Good Reason Condition,” under your employment arrangement with the Company.

Sincerely,

/s/ Cary G. Vance

Cary G. Vance
President and CEO

Acknowledged and Agreed:

By:	/s/ Christopher P. Lowe
Name:	Christopher P. Lowe
Title:	Interim Chief Financial Officer